Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30085, 333-57028, 333‑131341, 333-131658, 333-158214, and 333-190261) of Ecology and Environment, Inc. of our report dated June 29, 2015, with respect to the statements of net assets available for benefits of Ecology and Environment, Inc. 401(k) Plan as of December 31, 2014, which report appears in the December 31, 2015 annual report on Form 11-K of Ecology and Environment, Inc. 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 28, 2016